Exhibit 99.1

PRINCIPAL EXECUTIVE OFFICER CERTIFICATION

I, William J. Reuter, certify, based on my knowledge, that:

(i) The Compensation Committee (the “Compensation Committee”) of Susquehanna Bancshares, Inc. (the “Company”) has discussed, reviewed, and evaluated with senior risk officers at least every six months during the part of the most recently completed fiscal year that was a TARP period, senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to the Company;

(ii) The Compensation Committee has identified and limited during the part of the most recently completed fiscal year that was a TARP period the features in the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company and identified any features in the employee compensation plans that pose risks to the Company and limited those features to ensure that the Company is not unnecessarily exposed to risks;

(iii) The Compensation Committee has reviewed at least every six months during the part of the most recently completed fiscal year that was a TARP period the terms of each employee compensation plan and identified the features in the plan that would encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee and has limited these features that would encourage the manipulation of reported earnings of the Company;

(iv) The Compensation Committee will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (ii) above;

(v) The Compensation Committee will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in:

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company;

(B)	Employee compensation plans that unnecessarily expose the Company to risks; and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

(vi) The Company has required that bonus payments to SEOs or any of the next twenty most highly compensation employees, as defined in the regulations and guidance under section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”) (“bonus payments”), be subject to a recovery or “clawback” provision during the part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) The Company has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the part of the most recently completed fiscal year that was a TARP period;

(viii) The Company has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the part of the most recently completed fiscal year that was a TARP period;

(ix) The Board of Directors has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, has provided this policy to Treasury and its primary regulatory agency, and the Company and its employees have complied with this policy during the period beginning on June 15, 2009 and ending with the last day of the Company’s fiscal year, and that any expenses requiring approval of the Board of Directors, a committee of the Board of Directors, an SEO or an executive officer with a similar level of responsibility, were properly approved;

(x) The Company will permit a non-biding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the part of the most recently completed fiscal year that was a TARP period;

(xi) The Company will disclose the amount, nature, and justification for the offering during the part of the most recently completed fiscal year that was a TARP period of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (viii);

(xii) The Company will disclose whether the Company, the Board of Directors, or the Compensation Committee has engaged during the part of the most recently completed fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) The Company has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the part of the most recently completed fiscal year that was a TARP period;

(xiv) The Company has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Company and Treasury, including any amendments;

(xv) The Company repaid its obligations under TARP on December 22, 2010 and therefore no portion of the current fiscal year is a TARP period and no employee is an SEO or highly compensated employee subject to the TARP restrictions; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

February 28, 2011	PRINCIPAL EXECUTIVE OFFICER

/S/ WILLIAM J. REUTER
William J. Reuter